Exhibit 10.4

Execution Version

SERVICES AGREEMENT

This SERVICES AGREEMENT (the “Agreement”), dated as of November 12, 2013 (the “Effective Date”), is by and among Arc Logistics Partners LP, a Delaware limited partnership (“MLP”) Arc Logistics GP LLC, a Delaware limited liability company (“MLP GP”) and Lightfoot Capital Partners GP LLC, a Delaware limited liability company (“Sponsor”). Each of MLP, MLP GP and Sponsor is referred to individually in this Agreement as a “Party,” and all of the Parties are collectively referred to in this Agreement as the “Parties.”

RECITALS

WHEREAS, on the closing date (the “Closing Date”) of the initial public offering of common units representing limited partner interests in MLP, Lightfoot Capital Partners, LP, Center Oil Company LP and Gulf Coast Asphalt Co. L.L.C. will each contribute their interests in Arc Terminals GP LLC and Arc Terminals LP to MLP (the “Contributed Business”);

WHEREAS, MLP GP and MLP require certain managerial and administrative services to be provided to MLP GP, MLP and MLP’s direct and indirect subsidiaries (collectively, the “MLP Entities”) relating to the Contributed Business following the Closing Date;

WHEREAS, MLP GP and MLP desire to engage Sponsor to provide the Services (as defined below), and Sponsor is willing to undertake such engagement, subject to the terms and conditions of this Agreement; and

NOW, THEREFORE, in consideration of the services to be rendered by Sponsor hereunder, and to evidence the obligations of MLP GP and MLP and the mutual covenants herein contained, the Parties agree as follows:

ARTICLE I

SERVICES; REIMBURSEMENT

1.1 Agreement to Provide Services. The Sponsor hereby agrees to continue to provide, or cause to be provided, the MLP Entities with general and administrative services that the Sponsor has traditionally provided relating to the Contributed Business, including, without limitation, executive management, human resources, financial (including, but not limited to, tax, accounting and audit services), legal, information technology, communications, engineering, insurance (including insurance administration, claims processing and coverage under the Sponsor’s policies), risk management, credit, payroll, compensation and employee benefits services, that are substantially identical in nature and quality to the services provided by the Sponsor in connection with its management and operations of the Contributed Business prior to the Closing Date (the “Services”). The Services shall also include such other services as MLP GP may reasonably request, and that Sponsor agrees to provide, from time to time.

1.2 Reimbursement.

(a) MLP GP, for and on behalf of itself and the MLP, hereby agrees to reimburse Sponsor for (i) all direct costs and expenses incurred and payments made by Sponsor on behalf of the MLP Entities and (ii) costs and expenses incurred by Sponsor that are allocated to the MLP Entities in accordance with Schedule 1, including but not limited to:

(i) salaries of employees of the Sponsor;

(ii) the cost of employee benefits relating to employees of the Sponsor, including 401(k), pension, bonuses and health insurance benefits (but excluding Sponsor equity based compensation expense);

(iii) any expenses incurred or payments made by Sponsor for insurance coverage with respect to the Contributed Business or the assets owned by the MLP Entities;

(iv) all expenses and expenditures incurred by the Sponsor as a result of the MLP becoming and continuing as a publicly traded entity, including, but not limited to, costs associated with annual and quarterly reports, tax return and Schedule K-1 preparation and distribution expenses, partnership governance and compliance fees and expenses, expenses associated with listing on the New York Stock Exchange or any other national exchange on which MLP’s securities are listed, independent auditor fees, legal fees, investor relations expenses, registrar and transfer agent fees, director and officer insurance expenses and director compensation expenses;

(v) all sales, use, excise, value added or similar taxes, if any, that may be applicable from time to time with respect to the services provided by Sponsor to the MLP Entities in accordance with Section 1.1.

1.3 Invoice and Payment.

(a) On or before the 15th day after the end of each calendar month during the Term, commencing with the calendar month in which the Effective Date occurs, Sponsor shall invoice MLP GP for the Services during the applicable month. Within 15 days following the date of each such invoice, MLP GP shall pay to Sponsor the amount of each such invoice.

(b) Sponsor shall maintain accurate books and records regarding the performance of the Services and its calculation of any payments due pursuant to this Agreement. MLP GP shall have the right to review and, at its own expense, to copy the books and records maintained by Sponsor relating to the Services. In addition, to the extent necessary to verify the performance by Sponsor of its obligations under this Agreement, MLP GP shall have the right, at its own expense, to audit, examine and make copies of or extracts from the books and records of Sponsor insofar as they relate to the Services.

ARTICLE II

TERMINATION AND RENEWAL

2.1 Term and Renewal. Unless earlier terminated in accordance with this Agreement, the initial term of this Agreement shall commence on the Effective Date and shall continue until the first anniversary of the Effective Date (the “Initial Term”), at which time the term of this Agreement shall automatically be extended for additional successive one-year terms (each, a “Subsequent Term,” and the Initial Term and all Subsequent Terms, collectively, the “Term”), until any of the MLP, MLP GP or Sponsor provides to the other Parties written notice not later than one hundred eighty (180) days prior to the end of such Term stating that the noticing Party does not agree to extend the term of this Agreement for a Subsequent Term.

2.2 Effect of Termination. Upon either Party’s termination of this Agreement, or the Parties’ termination, all rights and obligations of the Parties under this Agreement shall terminate; provided, however, that such termination shall have no effect on the obligations of MLP GP to reimburse Sponsor for costs and expenses incurred prior to such termination in accordance with Section 1.2.

2.3 Early Termination. In the event that any Party hereto (a) becomes insolvent, (b) commits an act of bankruptcy, (c) takes advantage of any law for the benefit of debtors or such Party’s creditors, or (d) suffers a receiver to be appointed for it or any of its property, the other party may, then or thereafter during the continuation of such event, upon giving thirty (30) days’ prior written notice, terminate this Agreement and exercise such other and further rights and remedies as it may have pursuant to law.

2.4 Breach. In the event of a material breach by MLP or Sponsor of any of their material obligations under this Agreement, including any failure by MLP to make payments to Sponsor when due, that is not cured in all material respects within thirty (30) days after receiving written notice thereof from the non-breaching Party, the non-breaching Party may terminate this Agreement with immediate effect by providing written notice of such termination.

2.5 Change of Control. This Agreement shall terminate upon a Change of Control of the MLP GP or the MLP, other than any Change of Control (as defined in Schedule II hereto) of the MLP GP or the MLP deemed to have occurred pursuant to clause (d) of the definition of Change of Control solely as a result of a Change of Control of Sponsor. Notwithstanding any other provision of this Agreement, if the MLP GP is removed as general partner of the MLP under circumstances where Cause (as that term is defined in the MLP’s amended and restated agreement of limited partnership) does not exist and common units held by the MLP GP and its Affiliates are not voted in favor of such removal, this Agreement may immediately thereupon be terminated by Sponsor. The MLP GP shall provide Sponsor notice of any Change of Control of the MLP GP or the MLP at least ninety (90) days prior to the effective date thereof; provided, however, that if notice is provided in fewer than ninety (90) days prior to the effective date of such Change in Control, the Sponsor may, at its option, delay the termination of this Agreement up to a maximum of ninety (90) days following the date of notice of such Change of Control.

ARTICLE III

MISCELLANEOUS

3.1 Further Assurances. The Parties shall execute and deliver to each other such further documents and take such further action as may be reasonably requested by any Party to document, complete or give full effect to the terms and provisions of this Agreement and the transactions and Services contemplated herein.

3.2 Independent Contractor. Sponsor shall for all purposes be an independent contractor and not an agent or employee of MLP or MLP GP. This Agreement shall not be construed for any purposes to create any joint venture or partnership among the Parties hereto.

3.3 Notices. All notices, requests or consents provided for or required to be given to a Party under this Agreement shall be in writing and shall be deemed to be duly given if personally delivered or mailed by certified mail, return receipt requested, or nationally recognized overnight delivery service with proof of receipt maintained, at the following addresses (or any other address that such Party may designate by written notice to the other Parties):

if to Sponsor, to:

Lightfoot Capital Partners GP LLC

725 Fifth Avenue, 19th Floor

New York, NY 10022

Attention: Chief Executive Officer

E-mail: info@lightfootcapital.com

if to MLP or MLP GP, to:

Arc Logistics Partners LP

725 Fifth Avenue, 19th Floor

New York, NY 10022

Attention: Chief Executive Officer

E-mail: info@arcxlp.com

Any such notice shall, (a) if delivered personally, be deemed received upon delivery, (b) if delivered by certified mail, be deemed received five business days after the date of deposit in the United States mail, and (c) if delivered by nationally recognized overnight delivery service, be deemed received the second business day after the date of deposit with the nationally recognized delivery service.

3.4 Entire Agreement; Supersedure. This Agreement constitutes the entire agreement of the Parties relating to the subject matter hereof and supersedes all prior contracts or agreements with respect thereto, whether oral or written.

3.5 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective permitted successors, permitted assigns, permitted distributees and legal representatives.

3.6 Third Party Beneficiaries. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any person not a Party.

3.7 No Recourse Against Officers or Directors. For the avoidance of doubt, this Agreement shall not give rise to any right of recourse against any officer, director or manager of either Party.

3.8 Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

3.9 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

3.10 Amendment. Notwithstanding anything to the contrary in this Agreement, this Agreement may only be amended, modified, supplemented or restated by a written instrument executed by each of the Parties whose rights or obligations under this Agreement are affected by such amendment, modification, supplement or restatement, other than in a de minimis respect.

3.11 No Waiver. A waiver or consent, express or implied, to or of any breach or default by any Party in the performance by that Party of its obligations with respect to any obligation, covenant, agreement or condition in this Agreement is not a consent or waiver to or of any other breach or default in the performance by that Party of the same or any other obligations of that Party with respect to this Agreement. Failure on the part of a Party to insist upon strict compliance with any obligation, covenant, agreement or condition in this Agreement or to declare any person in breach or default, irrespective of how long that failure continues, does not constitute a waiver by that Party of its rights with respect to such obligation, covenant, agreement or condition until the applicable statute-of-limitations period has run.

3.12 Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

3.13 Counterparts. This Agreement may be executed in counterparts (including facsimile counterparts), each of which, when so executed and delivered, shall be deemed an original, and all of which together shall constitute a single agreement binding on the Parties, notwithstanding that all Parties are not signatories to the original or the same counterpart. Any signature delivered by facsimile transmission or scanned and emailed transmission shall be deemed a valid and binding signature for all purposes hereof.

3.14 Construction. In this Agreement, unless a clear contrary intention appears: (a) pronouns in the masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa; (b) the term “including” shall be construed to be expansive rather than limiting in nature and to mean “including, without limitation;” (c) the word “or” is inclusive; (d) references to Sections refer to Sections of this Agreement; (e) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited; and (f) references in any Section or definition to any clause means such clause of such Section or definition. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have hereunto set their hands as of the date first above written.

LIGHTFOOT CAPITAL PARTNERS GP, LLC

By:	/s/ Vincent T. Cubbage
Name:	Vincent T. Cubbage
Title:	Chief Executive Officer

ARC LOGISTICS PARTNERS LP
By: Arc Logistics GP LLC, its general partner

By:	/s/ Vincent T. Cubbage
Name:	Bradley K. Oswald
Title:	Chief Executive Officer

ARC LOGISTICS GP LLC

By:	/s/ Vincent T. Cubbage
Name:	Vincent T. Cubbage
Title:	Chief Executive Officer

SERVICES AGREEMENT

SIGNATURE PAGE

Schedule I

Allocation of Overhead Costs and Expenses

Overhead costs and expenses incurred by Sponsor that are identified as directly attributable to the MLP Entities will be allocated to MLP. A portion of all remaining overhead costs incurred by the Sponsor will be allocated to MLP based on Sponsor’s estimate of the proportional level of effort attributable to the MLP Entities’ operations.

Schedule II

Change of Control

“Change of Control” means any of the following events: (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the MLP’s or MLP GP’s (as applicable, the “Applicable Entity”) assets to any other person, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity (collectively, a “Person”), unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the Applicable Entity; (b) the dissolution or liquidation of the Applicable Entity; (c) the consolidation or merger of the Applicable Entity with or into another Person, other than any such transaction where: (i) the Voting Securities of the Applicable Entity are changed into or exchanged for Voting Securities of the surviving Person or its parent; and (ii) the holders of Voting Securities of the Applicable Entity immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Securities of the surviving Person or its parent, as applicable, immediately after such transaction; and (d) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of the Applicable Person, except in a merger or consolidation that would not constitute a Change of Control under clause (c) above. “Voting Securities” of a Person refers to the securities of any class of such Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person; provided, that if such Person is a limited partnership, Voting Securities of such Person shall be the general partner interest in such Person.